# ADDENDUM TO DIRECTOR AGREEMENT

This Addendum effective June 16th, 2022, to the Director Agreement (the Addendum"), is made by and between Emergent Health Corp. (the "Company") and Marvin Segel. (the "Director").

**WHEREAS** Company and Director entered into a Director Agreement dated February 14th, 2022 ("the Agreement") wherein Company agreed to compensate Director in exchange for Director's agreement to serve as a Director to the Company.

**WHEREAS** Company and Director now desire to supplement the Agreement to modify the terms and conditions of the Consideration to be paid.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Agreement. The terms of this Addendum shall supersede and control any provisions of the Agreement that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Agreement.

2. The Agreement is hereby supplemented by this Addendum as follows: **2. Compensation (a)**:

   (a) Board Compensation. The Director shall be entitled to compensation of 10,000,000 shares of Company common stock upon execution of this Agreement subject to the restrictions imposed by Rule 144 of the Securities Act of 1933 for his services provided as a Director.

3. This document may be executed in counterparts, which taken together, shall constitute one and the same instrument.

**IN WITNESS WHEREOF**, the parties have hereunto signed their names, on the day and year first above written.

| Emergent Health Corporation ("Company") | Marvin Segel ("Director") |
| --- | --- |
| DocuSigned by: James W Zimbler | DocuSigned by: Marvin Segel |
| James Zimbler, CEO 2E196C01907 4EE... | Marvin Segel 2B486E89A17F438... |